Exhibit 2.0

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

LDI ACQUISITION CORP.,

LASER DESIGN, INC.,

GKS SERVICES CORP.,

INNOVATIVE DESIGN GROUP, INC.,

3D SCANNING TECHNOLIGIES, LTD., AND

CERTAIN SHAREHOLDERS OF LASER DESIGN, INC.

dated as of

January 14, 2014

i

ii

EXHIBITS

EXHIBIT A:	Equipment carried as Inventory.
EXHIBIT B:	Form of Escrow Agreement
EXHIBIT C:	Form of Bill of Sale
EXHIBIT D:	Form of Assignment and Assumption Agreement
EXHIBIT E:	Form of Intellectual Property Assignment
EXHIBIT F:	Form of Assignment and Assumption of Lease
EXHIBIT G:	Allocation Schedule

SCHEDULES

SCHEDULE 7.09(C)	New Contracts
SCHEDULE 7.09(D)	Terminated Contracts

iii

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this “Agreement”), dated as of January 14, 2014, is entered into between LDI Acquisition Corp., a Minnesota corporation (“Buyer”), Laser Design, Inc., a Minnesota corporation (“Seller”), GKS Services Corp. , a Minnesota corporation (“GKS”) Innovative Design Group, Inc., a Minnesota corporation (“Innovative Design”), 3D Scanning Technologies, Ltd. , a Nevada corporation (“3D Scanning”, and together with Seller, GKS and Innovative Design, the “Seller Entities”) and certain shareholders of Seller set forth on the signature pages hereto (the “Shareholders”).

RECITALS

          WHEREAS, Seller owns, directly or indirectly, 100% of the outstanding capital stock of GKS, 3D Leasing and 3D Scanning;

          WHEREAS, the Seller Entities wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Seller Entities, substantially all the assets, and certain specified liabilities, of the Seller Entities, subject to the terms and conditions set forth herein;

          WHEREAS, the Shareholders own 74.3% of the outstanding capital stock of Seller and will indirectly receive the benefit of the proceeds to be received by Seller from consummation of the transaction contemplated hereby;

          WHEREAS, the Board of Directors of each Seller Entity have each determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of such corporation and its respective shareholders; and

          WHEREAS, C. Martin Schuster, Armando Alonso and J.L. Dethier (the “Principal Executives”) have entered into employment agreements with Buyer (collectively, the “Employment Arrangements”), which shall be effective upon the Closing.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          The following terms have the meanings specified or referred to in this Article I:

          “Accounts Receivable” has the meaning set forth in Section 2.01(a).

          “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

          “Acquisition Proposal” has the meaning set forth in Section 7.04(a).

          “Adjustment” has the meaning set forth in Section 3.02(b).

          “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          “Agreement” has the meaning set forth in the preamble.

          “Allocation Schedule” has the meaning set forth in Section 3.04.

          “Annual Financial Statements” has the meaning set forth in Section 4.06.

          “Anti-Bribery Laws” has the meaning set forth in Section 4.25(a).

          “Assigned Contracts” has the meaning set forth in Section 2.01(c).

          “Assignment and Assumption Agreement” has the meaning set forth in Section 3.01(b)(iv)(B).

          “Assignment and Assumption of Lease” has the meaning set forth in Section 3.01(b)(iv)(D).

          “Assumed Liabilities” has the meaning set forth in Section 2.03.

          “Balance Sheet” has the meaning set forth in Section 4.06.

          “Balance Sheet Date” has the meaning set forth in Section 4.06.

          “Benefit Plan” has the meaning set forth in Section 4.21(a).

          “Bill of Sale” has the meaning set forth in Section 3.01(b)(iv)(A).

          “Board Recommendation” has the meaning set forth in Section 7.17(b).

          “Books and Records” has the meaning set forth in Section 2.01(m).

          “Business” means the business in which the Seller Entities are engaged.

          “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota are authorized or required by Law to be closed for business.

          “Buyer” has the meaning set forth in the preamble.

          “Buyer Exclusions” has the meaning set forth in Section 10.04(b).

          “Buyer Fundamental Representations” has the meaning set forth in Section 10.01.

          “Buyer Indemnitees” has the meaning set forth in Section 10.02.

          “Cap” has the meaning set forth in Section 10.04(c).

          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

          “Closing” has the meaning set forth in Section 3.01(a).

          “Closing Date” has the meaning set forth in Section 3.01(a).

          “Closing Working Capital” means the sum of (a) a positive amount equal to the consolidated current assets of the Seller Entities to the extent acquired pursuant to the terms of this Agreement, as calculated in accordance with GAAP determined as of immediately prior to the Closing, plus (b) a negative amount equal to the current liabilities of the Seller Entities to the extent assumed pursuant to the terms of this Agreement, as calculated in accordance with GAAP determined as of immediately prior to the Closing, plus (c) to the extent not included in clause (a) above and remaining an Purchased Asset at Closing, a positive amount equal to the balances for the equipment carried as inventory on the balance sheet of the Seller set forth in the attached Exhibit A.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and binding arrangements, whether written or oral.

          “Deductible” has the meaning set forth in Section 10.04(a).

          “Direct Claim” has the meaning set forth in Section 10.05(d).

          “Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Entities concurrently with the execution and delivery of this Agreement.

          “Employee Plan” has the meaning set forth in Section 4.21(a).

          “Employment Arrangements” has the meaning set forth in the recitals.

          “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          “Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

          “Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

          “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

          “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          “ERISA Affiliate” has the meaning set forth in Section 4.21(a).

          “Escrow Agent” means Wilmington Trust, N.A..

          “Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit B.

          “Escrow Amount” means the sum of $250,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

          “Escrow Fund” has the meaning set forth in Section 3.01(b)(ii).

          “Estimated Balance Sheet” has the meaning set forth in Section 3.03(a).

          “Estimated Purchase Price” has the meaning set forth in Section 3.03(a).

          “Estimated Schedule” has the meaning set forth in Section 3.03(a).

          “Excluded Assets” has the meaning set forth in Section 2.02.

          “Excluded Contracts” has the meaning set forth in Section 2.02(b).

          “Excluded Liabilities” has the meaning set forth in Section 2.04.

          “Final Balance Sheet” has the meaning set forth in Section 3.03(b)(i).

          “Final Purchase Price” has the meaning set forth in Section 3.03(b)(i).

          “Financial Statements” has the meaning set forth in Section 4.06.

          “GAAP” means United States generally accepted accounting principles in effect from time to time.

          “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          “Hazardous Materials” means (i) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, contaminants or pollutants, as those terms are defined by CERCLA, RCRA and any other Environmental and Safety Requirements; (ii) petroleum, including crude oil or any fraction thereof; (iii) any radioactive material, including any source, special nuclear, or by product material as defined in 42 U.S.C. § 2011 et seq.; (iv) asbestos in any form or condition; and (v) any substance that contains regulated levels of polychlorinated biphenyls.

          “Indebtedness” means, as of immediately prior to the Closing, the outstanding principal amount of, accrued and unpaid interest on, and other outstanding payment obligations arising under any obligations of the Seller Entities or any of their Subsidiaries consisting of: (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any “earn-out” or similar payments but excluding trade payables incurred in the ordinary course of business), and any related accrued interest, fees and prepayment penalties; (b) indebtedness evidenced by any note, bond, debenture or other debt security, and any related accrued interest, fees and prepayment penalties; (c) any indebtedness referred to in clauses (a) and (b) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured by any Encumbrance upon any property or asset owned by, the Seller Entities, in each case, as of such date; (d) deferred rent liabilities recorded in accordance with GAAP; (e) any liability in respect of banker’s acceptances or letters of credit (but, in each case, only to the extent and in the amount drawn); and (f) any liability under interest rate swap, hedging or similar agreements. For the avoidance of doubt, “Indebtedness” shall not include: (i) any liabilities taken into account in the calculation of Closing Working Capital; or (ii) any amounts included in the Transaction Expenses.

          “Indemnified Party” has the meaning set forth in Section 10.05.

          “Indemnifying Party” has the meaning set forth in Section 10.05.

          “Independent Auditor” has the meaning set forth in Section 3.03(b)(vi).

          “Insurance Policies” has the meaning set forth in Section 4.17.

          “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, trade names, brand names, corporate names, assumed names, business names and all other indicia of origin, including the goodwill of the business symbolized thereby; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilation information), copyrights therein and thereto, and registrations and applications therefore, and all renewals, extensions, restorations and reversions thereof; (iv) trade secrets (including those trade secrets defined in the United States Uniform Trade Secrets Act and under corresponding foreign Law), formulas, compositions, processes, techniques, business and technical information, know-how, non-public information, and confidential and proprietary information (including customer, financial medical and other personal information) and rights to limit the use or disclosure thereof by any Person; (v) computer software, including data files, source and object code, application programming, user interfaces, manuals, databases and other software related specifications and documentation; (vi) uniform resource locators, domain names and social media account names or identifiers; (vii) rights of privacy or publicity; and (viii) all other intellectual and related proprietary rights, whether protected, created or arising by operation of Law.

          “Intellectual Property Assets” means all Intellectual Property that is owned by the Seller Entities.

          “Intellectual Property Assignments” has the meaning set forth in Section 3.01(b)(iv)(C).

          “Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant the Seller Entities exclusive or non-exclusive rights or interests in or to any Intellectual Property.

          “Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

          “Interim Balance Sheet” has the meaning set forth in Section 4.06.

          “Interim Balance Sheet Date” has the meaning set forth in Section 4.06.

          “Interim Financial Statements” has the meaning set forth in Section 4.06.

          “Inventory” has the meaning set forth in Section 2.01(b).

          “Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director or officer (or person holding a similar management position) of any Seller Entity and any Shareholder and such knowledge as would be obtained by any such Person after reasonable due inquiry.

          “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

          “Leased Real Property” has the meaning set forth in Section 4.12(b).

          “Leases” has the meaning set forth in Section 4.12(b).

          “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

          “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable legal and accounting fees and expenses, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers).

          “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Seller Entities, (b) the value of the Purchased Assets, or (c) the ability of the Seller Entities or any Shareholder to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Seller Entities operate; or (iii) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller Entities as compared to other Persons.

          “Material Contracts” has the meaning set forth in Section 4.09(a).

          “Material Customers” has the meaning set forth in Section 4.16(a).

          “Material Suppliers” has the meaning set forth in Section 4.16(b).

          “MBCA” has the meaning set forth in Section 4.02(a).

          “Multiple Employer Plan” has the meaning set forth in Section 4.21(c).

          “Multiemployer Plan” has the meaning set forth in Section 4.21(b).

          “Objection Notice” has the meaning set forth in Section 3.03(b)(v).

          “Outside Date” has the meaning set forth in Section 9.01(b).

          “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

          “Permitted Encumbrances” has the meaning set forth in Section 4.10.

          “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

          “Post-Closing Adjustment” has the meaning set forth in Section 3.03(b)(iii).

          “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

          “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

          “Purchase Price” has the meaning set forth in Section 3.02(a).

          “Purchased Assets” has the meaning set forth in Section 2.01.

          “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

          “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

          “Restraint” has the meaning set forth in Section 8.01(d).

          “Restricted Business” means any aspect of the business in which the Seller Entities are engaged, or propose to engage in, as of the Closing Date.

          “Restricted Period” has the meaning set forth in Section 7.07(a).

          “Restricted Person” has the meaning set forth in Section 7.07(a).

          “Review Period” has the meaning set forth in Section 3.03(b)(iv).

          “Seller” has the meaning set forth in the preamble.

          “Seller Exclusions” has the meaning set forth in Section 10.04(a)

          “Seller Fundamental Representations” has the meaning set forth in Section 10.01.

          “Seller Indemnifying Party” has the meaning set forth in Section 10.02.

          “Seller Indemnitees” has the meaning set forth in Section 10.03.

          “Shareholder Approval” has the meaning set forth in Section 4.02(b).

          “Shareholder Indemnity Liability” has the meaning set forth in Section 10.06.

          “Special Meeting” has the meaning set forth in Section 7.17(a).

          “Special Representations” has the meaning set forth in Section 10.01.

          “Subsidiary” has the meaning set forth in Section 4.05.

          “Tangible Personal Property” has the meaning set forth in Section 2.01(f).

          “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Territory” means any country that the Seller Entities are conducting the Business as of the Closing Date and any country that the Seller Entities conducted the Business in the 3 years prior to the Closing Date.

          “Third Party Claim” has the meaning set forth in Section 10.05(a).

          “Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignment, Assignment and Assumption of Leases and the other agreements, instruments and documents required to be delivered at the Closing.

          “Transaction Expenses” has the meaning set forth in Section 4.07.

          “Transferred Employees” has the meaning set forth in Section 7.06(e).

          “Union” has the meaning set forth in Section 4.22(b).

          “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
ASSETS AND LIABILITIES

          Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller Entities shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Seller Entities, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Seller Entities’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter, which relate to, or are used or held for use in connection with, the Business (other than the Excluded Assets) (collectively, the “Purchased Assets”), including the following:

          (a)     all accounts or notes receivable held by any Seller Entity, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

          (b)     all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

          (c)     all Contracts (i) by which any of the Purchased Assets are bound or affected or (ii) to which any Seller Entity is a party or by which it is bound in connection with the Business or the Purchased Assets, in each case, other than the Excluded Contracts (the “Assigned Contracts”);

          (d)     all software, computer programs or data in computerized form (whether in object code, source code or other form) licensed to the Seller Entities;

          (e)     all Intellectual Property Assets;

          (f)     all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

          (g)     all Leased Real Property;

          (h)     all Permits, including Environmental Permits, including those listed on Section 4.19(b) and Section 4.20(b) of the Disclosure Schedules;

          (i)     all rights to any Actions of any nature available to or being pursued by any Seller Entity to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

          (j)     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

          (k)     all of the Seller Entities’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

          (l)     all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

          (m)    originals, or where not available, copies of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records

(including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses, whether in written or electronic form (“Books and Records”); and

          (n)     all goodwill and the going concern value of the Business.

          Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

          (a)     all cash and cash equivalents;

          (b)     all Contracts set forth on Section 2.02(b) of the Disclosure Schedules (the “Excluded Contracts”);

          (c)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller Entities;

          (d)     all Subsidiaries of the Seller Entities;

          (e)     all Benefit Plans and assets attributable thereto;

          (f)     the assets, properties and rights specifically set forth on Section 2.02(f) of the Disclosure Schedules; and

          (g)     the rights which accrue or will accrue to the Seller Entities under the Transaction Documents.

          Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of the Seller Entities (collectively, the “Assumed Liabilities”), and no other Liabilities:

          (a)     all trade accounts payable to third parties by the Seller Entities in connection with the Business that remain unpaid as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (to the extent such liabilities will be set forth in the Estimated Balance Sheet and the Final Balance Sheet);

          (b)     all Liabilities in respect of the Assigned Contracts, including customer deposits and accrued expenses, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller Entity on or prior to the Closing;

          (c)     Liabilities of the Seller Entities to the Transferred Employees (i) for accrued vacation set forth in Section 2.03(c) of the Disclosure Schedules, and (ii) to the extent included in the calculation of Closing Working Capital, claims for wages and benefits as of the Closing Date; and

          (d)     those Liabilities of the Seller Entities set forth on Section 2.03(d) of the Disclosure Schedules.

          Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Seller Entities or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Seller Entities shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

          (a)     any Liabilities of the Seller Entities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Transaction Expenses;

          (b)     any Liability for (i) Taxes of the Seller Entities (or any stockholder or Affiliate of the Seller Entities) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller Entities pursuant to this Agreement; or (iii) other Taxes of the Seller Entities (or any stockholder or Affiliate of the Seller Entities) of any kind or description (including any Liability for Taxes of the Seller Entities (or any stockholder or Affiliate of the Seller Entities) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

          (c)     any Liabilities relating to or arising out of the Excluded Assets;

          (d)     any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

          (e)     any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by any Seller Entity, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by, or under contract with, any Seller Entity;

          (f)     any recall, design defect or similar claims of any products manufactured or sold or any service performed by any Seller Entity;

          (g)     any Liabilities of any Seller Entity arising under or in connection with any Benefit Plan providing benefits to any present or former employee of any Seller Entity;

          (h)     any Liabilities of any Seller Entity (to the extent not explicitly assumed pursuant to Section 2.03) to or for any present or former employees, officers, directors, retirees,

independent contractors or consultants of any Seller Entity (except as explicitly set forth in the Employment Arrangements), including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, including claims for deferred compensation to the Principal Executives;

          (i)     any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of any Seller Entity;

          (j)     any trade accounts payable of any Seller Entity (i) to the extent not accounted for on the Interim Balance Sheet, the Estimated Balance Sheet or the Final Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of any Seller Entity; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

          (k)     any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to any Seller Entity on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

          (l)     any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller Entity (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 10.03 as Seller Indemnitees;

          (m)     any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by any Seller Entity of such Contracts prior to Closing;

          (n)     any Liabilities associated with indebtedness for borrowed money, loans or credit facilities of any Seller Entity and/or the Business regardless of whether outstanding, contractually committed or otherwise, and regardless of owing to a financial institution or any other Person; and

          (o)     any Liabilities arising out of, in respect of or in connection with the failure by any Seller Entity or any of their Affiliates to comply with any Law or Governmental Order.

          Section 2.05 Third Party Consents. To the extent that a Seller Entity’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Entities, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Seller Entities, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agents in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.05 to the contrary, Buyer shall not be deemed to have waived its rights under Section 3.01(b)(iv)(I) hereof unless and until Buyer provides written waivers thereof.

ARTICLE III
CLOSING; PURCHASE PRICE

          Section 3.01 Closing.

          (a)     Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Minneapolis offices of Dorsey & Whitney on the third Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at Closing, but subject to such satisfaction or waiver), or at such other time and place as the parties mutually agree in writing. Such date is herein referred to as the “Closing Date.”

          (b)     At the Closing:

(i) Buyer shall pay the Estimated Purchase Price, less the Escrow Amount and less the Indebtedness, by wire transfer of immediately available funds to Seller;

                   (ii)     Seller and Buyer shall each execute the Escrow Agreement and Buyer shall deliver the Escrow Amount (which amount, as reduced from time to time through distributions and increased from time to time by dividends and earnings in accordance with the Escrow Agreement, is hereinafter referred to as the “Escrow Fund”), by wire transfer of immediately available funds, to the Escrow Agent on behalf of Seller;

                   (iii)     Buyer shall pay (or cause to be paid), by wire transfer of immediately available funds the Indebtedness, if any, in accordance with pay off letters provided by Seller with respect to such Indebtedness prior to the Closing Date;

(iv) Seller shall deliver to Buyer:

          (A)     a bill of sale in substantially the form attached hereto as Exhibit C (the “Bill of Sale”) and duly executed by each Seller Entity, transferring the tangible personal property included in the Purchased Assets to Buyer;

(B) an assignment and assumption agreement in substantially the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”) and duly executed by each Seller Entity, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

          (C)     an assignments in substantially the form attached hereto as Exhibit E (the “Intellectual Property Assignments”) and duly executed by the applicable Seller Entity, transferring all of such Seller Entity’s right, title and interest in and to the Intellectual Property Assets to Buyer;

          (D)     with respect to each Lease, an Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit F (each, an “Assignment and Assumption of Lease”) and duly executed by the applicable Seller Entity;

(E) Buyer’s standard form of invention assignment agreement, duly executed by each Transferred Employee;

          (F)     a certificate, dated as of the Closing Date, of the Secretary or corollary executive officer of each Seller Entity certifying (1) that attached thereto is a complete and correct copy of the certificate of incorporation and bylaws for such Seller Entity, as amended to date, a complete and correct copy of resolutions adopted by the board of directors and the stockholders of such Seller Entity authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, and that such certificate of incorporation, bylaws and resolutions have not been amended or modified in any respect and remain in full force and effect as of the date hereof, and (2) the incumbency and specimen signature with respect to the officers of each Seller Entity executing this Agreement and any other Transaction Documents;

          (G)     evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Encumbrances on the Purchased Assets other than Permitted Encumbrances and Encumbrances referenced in the payoff letters evidencing the aggregate amount of Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the payment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid in accordance with such payoff letters on the Closing Date, such Indebtedness shall be repaid in full and that all Encumbrances shall be released;

          (H)     evidence, in form and substance reasonably satisfactory to Buyer, that all payables of each Seller Entity to any of such Seller Entity’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates have been satisfied and repaid in full;

(I) executed counterparts of all approvals, consents and waivers that are listed on Section 4.03;

          (J)     executed copies of releases, in a form reasonably acceptable to Buyer, from each Principal Executive, releasing Seller from all liability for any deferred compensation (including salary, severance and vacation pay);

(K) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that no Seller Entity is a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller Entity; and

(L) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(v) At the Closing, Buyer shall deliver to Seller the following:

(A) the Assignment and Assumption Agreement duly executed by Buyer;

(B) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer; and

(C) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

          Section 3.02 Purchase Price.

          (a)     On the terms and subject to the conditions of this Agreement, the total purchase price to be paid by Buyer for the Purchased Assets shall be $2,650,000, as adjusted as set forth in Section 3.02(b) and in accordance with Section 3.03 (the “Purchase Price”), plus the assumption of the Assumed Liabilities.

          (b)     The Purchase Price specified in Section 3.02(a) shall be adjusted as follows (the “Adjustments”):

(i) if the Closing Working Capital is less than $2,225,000, such Purchase Price shall be reduced by the dollar amount by which the Closing Working Capital is less than $2,225,000; and

(ii) if the Closing Working Capital is greater than $2,250,000, such Purchase Price shall be increased by the dollar amount by which the Closing Working Capital is more than $2,225,000.

          Section 3.03 Purchase Price Adjustment.

          (a)     Pre-Closing Adjustment. At least three (3) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer (A) an estimated consolidated balance sheet for the Business as of immediately prior to the Closing (the “Estimated Balance Sheet”), (B) a schedule (the “Estimated Schedule”) which sets forth, in reasonable detail, a good faith estimate of each of the Adjustments and a calculation of the Purchase Price based on the foregoing (the “Estimated Purchase Price”), and (C) a certificate executed by the Chief Financial Officer of Seller certifying the foregoing good faith estimates.

(b)      Post-Closing Adjustment.

                     (i)      As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and cause to be delivered to the Seller its calculation of the Purchase Price after giving effect to the Adjustments (the “Final Purchase Price”), setting forth, in reasonable detail, a good faith calculation, as of immediately prior to the Closing, of the final amounts for each of the Adjustments set forth in Section 3.02(b), and (ii) a consolidated balance sheet for the Business as of immediately prior to the Closing (the “Final Balance Sheet”).

                     (ii)     The Final Balance Sheet shall be prepared, and all of the Adjustments (and the individual elements thereof, as applicable) used to calculate the Final Purchase Price shall be determined, in accordance with GAAP, and on a basis consistent with the accounting methods, practices and procedures used to prepare the Annual Financial Statements for Seller’s fiscal year ended December 31, 2012 insofar as such practices are consistent with GAAP (including appropriate closing adjustments, as if the Closing were at a fiscal year end), subject to the terms and conditions of this Agreement.

                    (iii)     If the Estimated Purchase Price is greater than the Final Purchase Price, the Purchase Price shall be adjusted downward dollar-for-dollar and Seller shall pay to Buyer the amount of such reduction, and (B) if the Estimated Purchase Price is less than the Final Purchase Price, the Purchase Price shall be adjusted upward dollar-for-dollar and Buyer shall pay to Seller the amount of such increase (each a “Post-Closing Adjustment”). Any Post-Closing Adjustment shall be paid by wire transfer of immediately available funds to an account designated by the party receiving payment within three (3) Business Days after the final determination of the amount of such reduction or increase in the Purchase Price in accordance with this Section 3.03; provided, however, that Buyer may, at its sole discretion, elect to recover the amount of any such shortfall from either the Escrow Fund or directly from the Seller Entities.

                   (iv)      Upon receipt of the Final Balance Sheet and calculation of the Final Purchase Price, Seller and its accountants (subject to reasonable confidentiality restrictions) shall be permitted during the succeeding thirty (30) day period (the “Review Period”) reasonable access, upon reasonable notice, to the books and records of Buyer and any documents, schedules or workpapers used by Buyer in the preparation of the Final Balance Sheet and in calculating the Final Purchase Price.

                    (v)      If Seller disagrees with the calculation of the Final Purchase Price, on or prior to the last day of the Review Period, Seller shall notify Buyer in writing of such disagreement with the calculation of the Final Purchase Price, which notice shall set forth any such disagreement in reasonable detail, the specific item of the calculation in the Final Purchase Price to which such disagreement relates and the specific (and reasonable) basis for each such disagreement (the “Objection Notice”). If Seller fails to deliver the Objection Notice within the Review Period, Buyer’s calculation of the Final Purchase Price shall be deemed to have been accepted by Seller and shall be final and binding and used in computing the Post-Closing Adjustment. If Seller delivers the Objection Notice within the Review Period, subject to Section 3.03(b)(vi) below, Buyer and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties hereto.

                    (vi)    If Buyer and the Seller are unable to resolve any disagreement as contemplated by Section 3.03(b)(v) within 30 days after delivery of the Objection Notice, then Buyer and Seller shall submit the matter for resolution to CliftonLarsonAllen LLP or, if CliftonLarsonAllen LLP refuses to accept such appointment, another mutually agreeable independent accounting firm (the “Independent Auditor”), who shall, acting as experts and not as arbitrators, resolve the dispute set forth in the Objection Notice. The fees, costs and expenses of the Independent Auditor shall be borne by the parties in proportion to the relative amount each party’s determination has been modified. For example, if Seller challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Independent Auditor determines that Seller has a valid claim for only $40,000, Buyer shall bear forty percent (40%) of the fees and expenses of the Independent Auditor and Seller shall bear the other sixty (60%) of such fees and expenses.

                     (vii)    The parties shall instruct the Independent Auditor to consider only those items and amounts which are identified in the Objection Notice as being items which Buyer and Seller are unable to resolve. Further, the Independent Auditor’s determination shall be based solely on the relevant work papers and books and records relating to the Seller Entities and the written information provided by Buyer and Seller, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review), and the Independent Auditor shall not conduct additional discovery in any form.

                   (viii)    The parties shall jointly instruct the Independent Auditor to make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement (i) whether or not the Final Balance Sheet and the Final Purchase Price was calculated in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Independent Auditor, to what extent (if any) the Final Purchase Price requires adjustment. The Independent Auditor shall provide the parties with a written explanation in reasonable detail of each such required adjustment, including the basis therefor. All negotiations pursuant to this Section 3.03(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Independent Auditor shall be treated as confidential information. The Independent Auditor shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 3.03(b) are exclusive and, except as set forth below, the determination of the Independent Auditor shall be final and binding on the parties. The decision rendered pursuant to this Section 3.03(b)(viii) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 3.03(b)(viii). The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Auditor. Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

(c)      Adjustments for Tax Purposes. Any payments made pursuant to Section 3.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 3.04 Allocation of Purchase Price. The Seller Entities and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached hereto as Exhibit G (the “Allocation Schedule”). Any adjustments to the Purchase Price pursuant to Section 3.03 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 3.05 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE IV
Representations and Warranties of Seller Entities

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Seller Entities represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller Entities. Each Seller Entity is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Each Seller Entity has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Each Seller Entity is licensed or qualified to do business, and each Seller Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except such jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect..

Section 4.02 Authority of Seller Entities.

(a)      Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and, subject to receipt of the Shareholder Approval, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, except for sending notices to shareholders of Seller pertaining to the exercise of dissenters’ rights under Minnesota Business Corporation Act (the “MBCA”) and receipt of the Shareholder Approval. The board of directors of Seller has unanimously determined that the transactions contemplated by this Agreement are in the best interests of Seller and its shareholders, has approved, in accordance with Section 661 of the MBCA, this Agreement and declared its advisability, and has unanimously recommended that the shareholders of Seller adopt this Agreement and approve the transactions contemplated hereby and such approval has not been amended, rescinded or modified.

(b)      The sole required approval of the shareholders of Seller of this Agreement and the transactions contemplated hereby is the approval of the holders of at least a majority of the outstanding shares of Common Shares and Series A Preferred Shares voting together as a single class (the “Shareholder Approval”).

(c)      Each Seller Entity other than Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Entity other than Seller of this Agreement and any other Transaction Document to which it is a party, the performance by each Seller Entity other than Seller of its obligations hereunder and thereunder and the consummation by each Seller Entity other than Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller Entity.

(d)      This Agreement has been duly executed and delivered by each Seller Entity, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller Entity enforceable against such Seller Entity in accordance with its terms. When each other Transaction Document to which each Seller Entity is or will be a party has been duly executed and delivered by such Seller Entity (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Entity enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller Entity of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of such Seller Entity; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller Entity, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent of, notice to, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which such Seller Entity is a party or by which such Seller Entity or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Entity in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Capitalization of Seller. The authorized capital stock of Seller consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, of which 20,938,566 shares of Common Stock and 2,000 shares of Preferred Stock are issued and outstanding. Seller has no other securities outstanding that would be entitled to vote on the approval of transactions contemplated by this Agreement. The beneficial and record ownership of the issued and outstanding capital stock of Seller is set forth in Section 4.04 of the Disclosure Schedule.

Section 4.05 No Subsidiaries. Except as set forth in Section 4.05 of the Disclosure Schedules, no Seller Entity owns, has any interest in any shares of, or has an ownership interest in, any other Person (all such Persons listed in Section 4.05, the “Subsidiaries”). Except for GKS and 3D Scanning, neither the Subsidiaries, nor any assets of operations of the Subsidiaries, are used in or necessary for the operation of the Business

Section 4.06 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2012, 2011 and 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, with the accountant’s review report thereto (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at November 30, 2013 and the related statements of income and retained earnings and cash flow for the eleven-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements (x) were prepared in accordance with GAAP (except as noted in the Accountant’s review report thereto) applied on a consistent basis for the periods involved, and (y) present fairly, in all material respects, the consolidated financial condition of the Seller Entities as of the dates thereof and the results of operations and cash flows for the periods then ended, except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments that will not be material in amount or effect, either individually or in the aggregate. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Seller Entities, which books and records are complete and correct in all material respects and have been regularly kept and maintained in accordance with the Seller Entities’ normal and customary practices. The balance sheet of the Business as of December 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of November 30, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Seller Entities maintain a standard system of accounting for the Business established and administered in accordance with GAAP (except as noted above).

Section 4.07 Undisclosed Liabilities. None of the Seller Entities has any obligations or liabilities (whether accrued or unaccrued, asserted or unasserted, known or unknown, matured or unmatured, absolute or contingent, or otherwise, and including liabilities as a guarantor or otherwise with respect to the obligations of others) except (a) those which are adequately reflected or reserved against in the Interim Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (to the extent such liabilities will be set forth in the Estimated Balance Sheet and the Final Balance Sheet), (c) liabilities disclosed in Section 4.07 of the Disclosure Schedules and (d) the fees and expenses of or paid or payable by the Seller Entities in connection the Transaction Documents, including the fees and expenses of Soffer Charbonnet Law Group, PLLC and any other advisors engaged by the Seller Entities in connection with the transactions contemplated herein, which have not been paid as of immediately prior to the Closing (the “Transaction Expenses”).

Section 4.08 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.08(a-t) of the Disclosure Schedules, since the Interim Balance Sheet Date there has not been any:

(a)      event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)      declaration or payment of any dividends or distributions on or in respect of any of any Seller Entity’s capital stock or redemption, purchase or acquisition of any Seller Entity’s capital stock;

(c)      amendment or restatement to the organizational documents of any Seller Entity;

(d)      material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)      material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)      entry into any Contract that would constitute a Material Contract;

(g)      incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h)      transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(i)      cancellation of any debts or claims or amendment, termination or waiver of any rights constituting (or that would have constituted prior to such action) Purchased Assets;

(j)      transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses (or any assets or licenses that would have constituted Intellectual Property Assets or Intellectual Property Licenses prior to such action);

(k)      material damage, destruction or loss, or any material interruption in use, of any Purchased Assets (or any assets that would have constituted Purchased Assets prior to such event), whether or not covered by insurance;

(l)      acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit (or any contract or permit that would have constituted an Assigned Contract or Permit prior to such action);

(m)      material capital expenditures which would constitute an Assumed Liability;

(n)      imposition of any Encumbrance upon any of the Purchased Assets;

(o)      (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate annual compensation (including salary, bonus and any other compensation) exceeds $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(p)      adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)      loans to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(r)      adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)      purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually or in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(t)      agreements or commitments to do any of the foregoing referred to in clauses (a) – (s).

Section 4.09 Material Contracts.

(a)      Section 4.09(a) of the Disclosure Schedules sets forth, by applicable subsection, a correct and complete list of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller Entity is a party or by which any Seller Entity is bound in connection with the Business or the Purchased Assets (hereinafter referred to as the “Material Contracts”):

                     (i)      each Contract or group of related Contracts involving an annual commitment or annual payment by a Seller Entity of more than $25,000, individually or in the aggregate;

                     (ii)     all Contracts that require any Seller Entity to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

                     (iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

                     (iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock, equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

                     (v)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales representative, sales promotion, market research, marketing consulting and advertising Contracts;

                    (vi)     all employment Contracts and consulting Contracts;

                     (vii)   except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees);

                     (viii)   all Contracts with any Governmental Authority;

                     (ix)     all Contracts that limit or purport to limit the ability of any Seller Entity to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain “most favored nations” or similar preferential pricing terms;

                     (x)      all joint venture, partnership or similar Contracts;

                     (xi)      all Contracts between or among any Seller Entity on the one hand and any Shareholder, any other shareholder or Affiliate of any Seller Entity or any Affiliate of any such Person (other than such Seller Entity) on the other hand;

                     (xii)      all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

                     (xiii)     all powers of attorney with respect to the Business or any Purchased Asset;

                    (xiv)      all collective bargaining agreements or Contracts with any Union;

                    (xv)       all Intellectual Property Licenses;

                    (xvi)      all licenses, sublicenses and other agreements pursuant to which any Seller Entity grants rights or authority to any Person with respect to any Intellectual Property;

                    (xvii)      all Leases; and

                    (xviii)     any other Contract that is material to any Seller Entity or the Business and not previously disclosed pursuant to this Section 4.09.

(b)      Each Material Contract is valid, binding and enforceable against the applicable Seller Entity in accordance with its terms and is in full force and effect. No Seller Entity nor, to Seller’s Knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or of any intention to terminate, any Material Contract. No event or circumstance has occurred that would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No Seller Entity has any present expectation or intention of not fully performing any material obligation pursuant to any Material Contract in a manner that would result in a breach of such Material Contract. To Seller’s Knowledge, there is no anticipated material breach by any other party to any Material Contract. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

(c)      Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.10 Title to Purchased Assets. The Seller Entities have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)      bank/lender liens set forth in Section 4.10(a) of the Disclosure Schedules, and carriers’, warehouseman’s, mechanics’, materialmen’s and repairmen’s liens which have arisen in the ordinary course and securing obligations incurred prior to the Closing Date that are not delinquent and that will be paid and discharged in the ordinary course of business;

(b)      Encumbrances imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, that, singularly or in the aggregate, will not interfere with the ownership, use or operation of such real property; or

(c)      Encumbrances for Taxes that are not yet due and payable.

Section 4.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to, or necessary for the conduct of, the Business.

Section 4.12 Real Property.

(a)      No Seller Entity owns, nor has ever owned, any real property.

(b)      Section 4.12(b) of the Disclosure Schedules sets forth each parcel of real property leased by any Seller Entity (together with all rights, title and interest of any Seller Entity in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller Entity holds any Leased Real Property (collectively, the “Leases”). With respect to each Lease:

                     (i)      the Seller Entities enjoy peaceful and undisturbed possession of the Leased Real Property;

                     (ii)      no Seller Entity has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

                     (iii)     no Seller Entity has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)      No Seller Entity has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)      The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.13 Intellectual Property.

(a)      Section 4.13(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are used in or material to the operation of the Business, in each case stating the owner. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. True and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations have been made available to Buyer.

(b)      The Seller Entities exclusively own all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances, other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Seller Entities have entered into binding, written agreements, each in substantially the form provided to Buyer, with every current and former employee of the Seller Entities, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Seller Entities any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge the Seller Entities’ exclusive ownership of all Intellectual Property Assets. The Seller Entities are in full compliance with all legal requirements applicable to the Intellectual Property Assets and the Seller Entities’ ownership and use thereof.

(c)      The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by the Seller Entities or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by the Seller Entities and proposed to be conducted by Buyer have not, do not and will not, to Seller’s Knowledge, infringe, violate or misappropriate the Intellectual Property of any Person. The Seller Entities have not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(d)      To the Knowledge of Seller, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

Section 4.14 Inventory. Except as set forth in Section 4.14 of the Disclosure Schedule, all Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller Entities free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller Entities.

          Section 4.15 Accounts Receivable. Except as set forth in the Interim Balance Sheet, the Accounts Receivable reflected on the Interim Balance Sheet (and when delivered, the Estimated Balance Sheet, and when finalized in accordance with Section 3.02(b), the Final Balance Sheet) (a) have arisen from bona fide transactions entered into by the Seller Entities involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Seller Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet (and when delivered, the Estimated Balance Sheet and when finalized in accordance with Section 3.02(b), the Final Balance Sheet) are collectible in full in accordance with their terms. The reserve for bad debts shown on the Interim Balance Sheet (and when delivered, the Estimated Balance Sheet, and when finalized in accordance with Section 3.02(b), the Final Balance Sheet) have been determined in accordance with GAAP (except as noted in Section 4.06), consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

          Section 4.16 Customers and Suppliers.

          (a)     Section 4.16(a) of the Disclosure Schedules sets forth a true and complete list of the largest ten (10) customers of each Seller Entity during (i) the twelve (12) month period ended December 31, 2012, and (ii) the nine (9) month period ended September 30, 2013 together with the dollar amount of such goods and services purchased from such Seller Entity by such customers during such time period (collectively, the “Material Customers”).

          (b)     Section 4.16(b) of the Disclosure Schedules sets forth a true and complete list of the largest five (5) suppliers of goods or services to each Seller Entity during (i) the twelve (12) month period ended December 31, 2012 and (ii) the nine (9) month period ended September 30, 2013 together with the dollar amount of such goods and services purchased by such Seller Entity from such suppliers during each such time period (collectively, the “Material Suppliers”).

          (c)     No Material Customer or Material Suppler (x) has indicated that it will terminate, not renew, cancel or substantially decrease its business with the Business or (y) has asserted a claim or notice of breach or default in writing against any Seller Entity or any of their Affiliates.

          Section 4.17 Insurance. Section 4.17 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by each Seller Entity, and all such policies or binders maintained by any Seller Entity’s Affiliates and relating to the Business, the Purchased

Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the past three years. Except as set forth on Section 4.17 of the Disclosure Schedules, there are no claims of any Seller Entity or otherwise related to the Business, the Purchased Assets or the Assumed Liabilities pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither any Seller Entity nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been timely paid or, if not yet due, accrued. All the Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. No Seller Entity nor, to Seller’s Knowledge, any of their Affiliates are in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Seller Entity or their Affiliates are party or by which they are bound. True and complete copies of the Insurance Policies have been made available to Buyer.

          Section 4.18 Legal Proceedings; Governmental Orders.

          (a)     Except as set forth in Section 4.18(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or otherwise affecting or involving the Seller Entities, the Business, the Purchased Assets or the Assumed Liabilities, or against any of the Seller Entities’ officers or directors. There are no such Actions pending or, to Seller’s Knowledge, threatened challenging the validity or enforceability of this Agreement. None of the Seller Entities are subject to any judgments, decrees, injunctions, required undertakings, corrective action plans or orders of any Governmental Authority.

          Section 4.19 Compliance With Laws; Permits.

          (a)      Each Seller Entity has complied, and is now complying, in all material respects with all applicable Laws.

          (b)     Each Seller Entity has complied, and is now complying, with all applicable export control, import and trade embargo Laws in connection with any actual or proposed transaction

          (c)     All Permits required for the Seller Entities to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Seller Entities and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.19(b) of the Disclosure Schedules lists all current Permits issued to the Seller Entities or any of their Affiliates which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including Person holding such Permit, the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.19(b) of the Disclosure Schedules.

          Section 4.20 Environmental Matters.

          (a)     Each Seller Entity has been, and currently is, in compliance in all material respects with all Environmental Laws. No Seller Entity nor any of their Affiliates has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law.

          (b)     Each Seller Entity has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.20(b) of the Disclosure Schedules) necessary for or used in the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect in accordance with Environmental Law, and to Seller’s Knowledge, no condition, event or circumstance exist that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, each Seller Entity has undertaken all measures necessary to facilitate transferability of the same to Buyer, and, to Seller’s Knowledge, no condition, event or circumstance exist that might prevent or impede the transferability of the same to Buyer, nor has any Seller Entity received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

          (c)      None of the Business or the Purchased Assets, or to Seller’s Knowledge any real property currently or formerly leased or operated by a Seller Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

          (d)      There has been no Release of Hazardous Materials by the Seller Entities in contravention of Environmental Law with respect to the Business or the Purchased Assets or, to Seller’s Knowledge, any real property currently or formerly leased or operated by a Seller Entity or used in the operation of the Business, and no Seller Entity has received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly leased or operated by a Seller Entity or used in the operation of the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, a Seller Entity or any of their Affiliates.

          (e)      Section 4.20(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by a Seller Entity or used in the Business and owned or operated by any of their Affiliates.

          (f)      Section 4.20(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller Entity, any predecessors as to which a Seller Entity may retain liability or, with respect to the Business, any of the Seller Entities’ Affiliates, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller Entity nor any of their Affiliates have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

          (g)      No Seller Entity nor, with respect to the Business, any of their Affiliates has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

          (h)      Seller has provided or otherwise made available to Buyer and listed in Section 4.20(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly leased or operated by a Seller Entity or used in the operation of the Business which are in the possession or control of a Seller Entity related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

          (i)      To Seller’s Knowledge, no condition, event or circumstance exists concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

          Section 4.21 Employee Benefit Matters. Except as set forth in Section 4.21 of the Disclosure Schedules,

          (a)      The Seller Entities and their ERISA Affiliates do not maintain or have any obligations under or liabilities with respect to an Employee Plan. An “Employee Plan” shall mean all plans and incentives (including those described under Section 3(3) of ERISA, Section 6039D of the Code, and all other arrangements (including, but without limitation, incentive, nonqualified, severance, and equity plans) intended to provide or providing benefits to any employee, former employee, director, or other individual performing services maintained by the Seller Entities or their ERISA Affiliates or to which they have any obligation or liability (even if they did not maintain such Employee Plan). An “ERISA Affiliate” shall mean any entity under common control (as described under Section 414(b), (c), (m), or (o) of the Code) with the Seller and any entity that may be responsible for a Liability under Title IV of ERISA.

          (b)      The Seller Entities and their ERISA Affiliates do not participate in, have not participated in during the last seven years, and have no obligation or Liability under a Multiemployer Plan. A “Multiemployer Plan” shall have the meaning provided under Section 3(37) of ERISA.

          (c)      The Seller Entities and their ERISA Affiliates do not participate in, have not participated in during the last seven years, and have no obligation or Liability under a Multiple Employer Plan. A “Multiple Employer Plan” shall have the meanings provided under Section 413(c) of the Code or Section 3(40) of ERISA.

          (d)      The Seller Entities and their ERISA Affiliates have not (i) incurred or reasonably expect to incur any liability under ERISA, the Code, or any other applicable Law; (ii) incurred any withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan; or (iii) engaged in any transaction which would give rise to liability under Title IV of ERISA.

          (e)      The Seller Entities and their ERISA Affiliates do not provide any post-termination or retiree health or welfare benefits other than as required under Section 601 et. seq. of ERISA.

          Section 4.22 Employment Matters.

          (a)      The Seller Entities do not employ any common law employees. All individuals performing services for the Seller and Selling Entity are leased employees under a leased employee agreement with a third party. Section 4.22(a) of the Disclosure Schedules contains a list of all leased employees and all other individuals performing services for the Seller and Seller Entities in any capacity (as leased employee, independent contractor, or other capacity) and lists the following: (i) name; (ii) title or position (including approximate hours worked per week); (iii) date the individual started providing services; (iv) current rate of compensation paid to the individual or to a third party for the individual’s services. Except as set forth in Section 4.22(a) of the Disclosure Schedules, as of the date hereof, all amounts due with respect to all individuals performing services for the Seller Entities performed on or prior to the date hereof have been paid in full.

          (b)      No Seller Entity is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of a Seller Entity, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. No Seller Entity has a duty to bargain with any Union.

          (c)      Except as set forth on Section 4.22(c) of the Disclosure Schedule, for the past six (6) years, the Seller Entities are and have been in compliance with all applicable laws regarding employment and employment practices, and those laws relating to terms and conditions of employment, wages and hours, and plant closing, occupational safety and health, collection and payment of withholding and/or social security Taxes and any similar Tax, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance and workers’ compensation and is not engaged, nor has it engaged, in any unfair labor practices. Except as set forth on Section 4.22(c) of the Disclosure Schedule, for the past six (6) years, the Seller Entities do not have and have not had any (i) unfair labor practice charges or complaints pending or threatened against them before the National Labor Relations Board; (ii) labor grievances or arbitrations pending or threatened against them; (iii) charges pending or threatened against them before the Equal Employment Opportunity Commission or any state or local agency responsible for the investigation or prevention of unlawful employment practices; (iv) investigations, charges or claims made or pending or threatened against them by the Occupational Safety and Health Administration or any comparable state or local agency; (v) investigations, charges or claims made or pending or threatened against them by the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages; (vi) investigations, charges or claims made or pending or threatened against them by the Office of Federal Contract Compliance or any corresponding state agency; (vii) labor strike, slowdown, walk-out, lockout, or work stoppage that occurred or was threatened against it; and (viii) knowledge of the occurrence of any union organizational effort or representation petition.

          Section 4.23 Taxes. Except as set forth in Section 4.23 of the Disclosure Schedules,

          (a)      All Tax Returns required to be filed by the Seller Entities for any Pre-Closing Tax Period have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Seller Entities (whether or not shown on any Tax Return) have been timely paid.

          (b)      The Seller Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

          (c)      No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller Entities.

          (d)      All deficiencies asserted, or assessments made, against the Seller Entities as a result of any examinations by any taxing authority have been fully paid.

          (e)      No Seller Entity is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

          (f)      There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

          (g)      No Seller Entity is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

          (h)      No Seller Entity is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

          Section 4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

          Section 4.25 Questionable Payments.

          (a)      No Seller Entity nor any Subsidiaries (nor any of their respective officers and directors and, to Seller’s Knowledge, any employees, representatives, agents, consultants, or distributors), directly or indirectly: (i) has used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) has violated or is violating any provision of, or any rule or regulation issued under, (A) the US Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the US Travel Act, 18 U.S.C. § 1952, (C) any applicable Laws enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other law, rule, regulation, or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) has failed to maintain complete and accurate books and records as required by applicable Anti-Bribery Laws; (v) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (vi) has made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic government official or employee to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business; or (vii) has otherwise taken any action that has caused, or would reasonably be expected to cause any Seller Entities or any Subsidiaries to be in violation of any applicable Anti-Bribery Law.

          (b)      The Seller Entities have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti- Bribery Laws to which they or any of the Subsidiaries are subject.

          (c)      There is no Action pending or, to Seller’s Knowledge, threatened, against any Seller Entity or any of the Subsidiaries, that could reasonably be expected to result in any liability on the part of any Seller Entity or any Subsidiary under any Anti-Bribery Laws to which the Seller Entities or any Subsidiary is subject. None of the Seller Entities nor any Subsidiary (nor any of their respective directors, officers, executives, employees, agents, distributors, consultants or other representatives), is party to or otherwise subject to the terms of any Corporate Integrity Agreement, Non-prosecution Agreement, Deferred Prosecution Agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any such Action.

          Section 4.26 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Without limiting the generality of the foregoing, Seller Entities will not be deemed to have made to Buyer any representation or warranty other than as expressly made in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          Each Shareholder represents and warrants, on a joint and several basis, to Buyer that the statements contained in this Article V are true and correct as of the date hereof.

          Section 5.01 Ownership. Such Shareholder owns, beneficially and of record, the number of shares of Seller set forth opposite such Shareholder’s name in Section 4.04 of the Disclosure Schedule, free and clear of any and all Encumbrances. Such shares represent the percentage of voting power set forth opposite such Shareholder’s name on Section 4.04 of the Disclosure Schedule.

          Section 5.02 Organization and Qualification of Shareholder.

          (a)      Such Shareholder has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which such Shareholder is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          (b)      The execution and delivery by such Shareholder of this Agreement and any other Transaction Document to which such Shareholder is a party, the performance by such Shareholder of its obligations hereunder and thereunder and the consummation by such Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Shareholder. This Agreement and the other Transaction Documents to which such Shareholder is a party have been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the other Transaction Documents to which such Shareholder is a party constitute legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their terms.

          Section 5.03 No Conflicts; Consents. The execution, delivery and performance by such Shareholder of this Agreement and the other Transaction Documents to which such Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Shareholder; or (b) require the consent, notice or other action by any Person under any Contract to which such Shareholder is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

          Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Shareholder.

          Section 5.05 Legal Proceedings. There are no Actions pending or threatened against or by such Shareholder or any Affiliate of such Shareholder that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

          Section 5.06 Representation by Counsel. Such Shareholder has either been represented by counsel with respect to this Agreement and the other Transaction Documents or has been advised of the opportunity to engage counsel with respect thereto and has declined to do so.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date hereof.

          Section 6.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota. Buyer has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement and the other Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms..

          Section 6.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on Buyer.

          Section 6.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

          Section 6.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VII
COVENANTS

          Section 7.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, distributors, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

          (a)      preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

          (b)      pay the debts, Taxes and other obligations of the Business when due;

          (c)      continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

          (d)      maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

          (e)      continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

          (f)      defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

          (g)      perform all of its obligations under all Assigned Contracts;

          (h)      maintain the Books and Records in accordance with past practice;

          (i)      comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

          (j)      not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur, except that Seller may pay dividends on outstanding shares of Seller’s Preferred Stock in accordance with the terms of such Preferred Stock.

          Section 7.02 Access to Information. From the date hereof until the Closing, each Seller Entity shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Entities to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Entity in this Agreement.

          Section 7.03 Updating the Seller Disclosure Schedule If any event, condition, fact or circumstance that is required to be disclosed pursuant to Article IV would require a change to the Seller Disclosure Schedule if the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Buyer an update to the Seller Disclosure Schedule specifying such change and shall use its best efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (ii) determining whether any of the conditions set forth in Article VIII have been satisfied.

          Section 7.04 No Solicitation.

          (a)      No Seller Entity shall, nor shall authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller Entity shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its

Affiliates) relating to the direct or indirect disposition, whether by sale of assets or capital stock, by merger or otherwise, of all or any portion of the Business or the Purchased Assets.

          (b)      In addition to the other obligations under this Section 7.04, each Seller Entity shall promptly (and in any event within three Business Days after receipt thereof by such Seller Entity or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

          (c)      Each Seller Entity agrees that the rights and remedies for noncompliance with this Section 7.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

          Section 7.05 Notice of Certain Events.

          (a)      From the date hereof until the Closing, each Seller Entity shall promptly notify Buyer in writing of:

                    (i)      any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller Entity hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied;

                    (ii)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (iii)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                    (iv)   any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.18 or that relates to the consummation of the transactions contemplated by this Agreement.

          (b)      Buyer’s receipt of information pursuant to this Section 7.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Entities in this Agreement (including for purposes of Article X) and shall not be deemed to amend or supplement the Disclosure Schedules.

          Section 7.06 Employees and Employee Benefits.

          (a)      On the Closing Date, the Seller Entities shall terminate any leased employee agreement with a third party.

          (b)      To the extent the Seller Entities have any Employee Plans; the Seller Entities shall retain all obligations and liabilities related to such Employee Plans. Buyer does not assume any of Seller Entities’ Employee Plans or any obligations or liabilities of such Employee Plans. Buyer shall not have any obligations or liabilities under any Employee Plan or to the Seller Entities, their ERISA Affiliates, or any of their employees, former employees, or beneficiaries with respect to any Employee Plan.

          (c)      Between the date hereof and the Closing Date, the Seller Entities shall cooperate with Buyer to provide information that Buyer may reasonably request regarding the employees of the Business and allow Buyer to interview such employees. At Buyer’s sole discretion, on the Closing Date, Buyer may offer employment to any or all of the employees of the Business, either with Buyer or pursuant to a leased employee agreement with a third party and in each case, on an “at will” basis.

          (d)      The Seller Entities shall remain solely responsible for the satisfaction of all claims for compensation and benefits for services provided to the Seller Entities. The Seller Entities shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

          (e)      Each employee of the Business who, in connection with the Closing, either becomes employed by Buyer or becomes employed by a third party pursuant to a leased employee agreement with Buyer (a “Transferred Employee”) shall be given service credit for the purpose of eligibility under the group health plan; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall not be given under Buyer’s 401(k) plan or any other defined contribution retirement plan.

          (f)      Nothing in this Agreement, whether express or implied, shall diminish Buyer’s or its affiliates’ right to amend and/or terminate any benefit at any time or from time to time. The provisions of this Agreement are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Employee Plan or other employee benefit plan for any purpose. Nothing in this Agreement shall be construed to limit the right of Seller, Buyer or any of their respective affiliates to amend or terminate any Employee Plan or any other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan.

          Section 7.07 Non-competition; Non-solicitation.

          (a)      For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), no Seller Entity nor any Shareholder (each, a “Restricted Person”) shall, nor shall any Restricted Person permit any of its Affiliates to, directly or indirectly (except as an employee of

Buyer or any Affiliate of Buyer), (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of a Seller Entity and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

          (b)      During the Restricted Period, no Restricted Person shall, and no Restricted Person shall permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 7.06 or is or was employed in the Business, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

          (c)      Each Restricted Person acknowledges that a breach or threatened breach of this Section 7.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Restricted Person of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

          (d)      Each Restricted Person acknowledges that the restrictions contained in this Section 7.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

          Section 7.08 Confidentiality. From and after the Closing, each Restricted Person shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Restricted Person can show that such information (a) is generally available to and known by the public through no fault of such Restricted Person, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Restricted Person, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Restricted Person or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Restricted Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Restricted Person is advised by its counsel in writing is legally required to be disclosed, provided that such Restricted Person shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

          Section 7.09 Approvals and Consents.

          (a)      Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

          (b)      Except for the contracts listed in Section 2.02(b) of the Disclosure Schedules, the Seller Entities shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

          (c)      At Buyer’s request, the Seller Entities shall use reasonable best efforts to assist Buyer with the negotiation of new contracts to replace the existing contracts listed on Schedule 7.09(c).

          (d)      Prior to the Closing, the Seller Entities shall terminate the contracts listed in Schedule 7.09(d).

          Section 7.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

          Section 7.11 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

          Section 7.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of the Seller Entities to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

          Section 7.13 Receivables. From and after the Closing, if the Seller Entities or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Seller Entities or their Affiliates shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

          Section 7.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by the Seller Entities when due. The Seller Entities shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate with respect thereto as necessary).

          Section 7.15 Seller Existence. For a period of 15 months following the Closing Date, Seller agrees to maintain its corporate existence and keep available sufficient assets to satisfy its indemnity obligations hereunder. Immediately following the Closing, the Seller Entities will change their corporate names to remove “Laser Design” and “GKS” from such names and the Seller Entities and their Affiliates will cease using such names and their trademarks, including in printed materials, signage, websites or similar identifying materials.

          Section 7.16 Shareholder Vote. Each Shareholder hereby agrees that it shall vote all shares of capital stock of Seller owned by such Shareholder in favor of the transactions contemplated by this Agreement.

          Section 7.17 Information Statement.

          (a)      Seller shall prepare and a furnish to Buyer within seven (7) days after the date of this Agreement, for Buyer’s reasonable comment, a notice of a special meeting of the Shareholders, along with an information statement and a proxy for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby (the “Information Statement”). The Information Statement shall be in a form reasonably acceptable to Buyer and Seller shall incorporate into the same such reasonable comments of Buyer as it may provide to

Seller within seven (7) days of receipt. No later than the eighteen (18th) day after the date of this Agreement, Seller shall mail the Information Statement to the Shareholders and Seller shall cause the special meeting to occur on or before the forty-fifth (45th) day after the date of this Agreement (the “Special Meeting”).

          (b)      The board of directors of Seller has approved this Agreement and the transactions contemplated hereby, has recommended to the Shareholders approval of this Agreement and the transactions contemplated hereby (the “Board Recommendation”), and shall not withdraw, modify or qualify the Board Recommendation in any manner adverse to Buyer, or make any other public statement inconsistent with the Board Recommendation. Provided that the board of directors of Seller has complied with the first sentence of this Section 7.17(b), nothing in this Section 7.17 shall effect the ability of Seller, through its board of directors, to terminate this Agreement in accordance with Section 9.01(g).

          Section 7.18 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including the transfer of the Purchased Assets to Buyer.

ARTICLE VIII
CONDITIONS TO CLOSING

          Section 8.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing shall be subject to the satisfaction (or waiver, in whole or in part, to the extent permitted by applicable Law, by Buyer at its sole discretion) at or prior to the Closing of each of the following conditions:

          (a)      Each of the representations and warranties of the Seller Entities and the Shareholders contained in Article III and Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that (i) the accuracy of representations and warranties that, by their terms, expressly speak as of a specific date other than the date of this Agreement will be determined as of such date, and (ii) the accuracy of representations and warranties that are qualified by, or subject to an exception for, materiality, Material Adverse Effect or similar qualification, shall be true and correct in all respects; provided, however, that the Seller Fundamental Representations shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly speak as of a specific date other than the date of this Agreement, in which case as of such date.

          (b)      Each Seller Entity and each Shareholder shall have duly performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it, in each case on or prior to the Closing Date.

          (c)      Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated as of the Closing Date, stating that the conditions set forth in Section 8.01(a) and (b) have been satisfied.

          (d)      No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority or other statute or Law (collectively, “Restraints”) shall be in effect, threatened in writing or pending restraining or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer shall not have initiated such Restraint or taken any action in support of such Restraint.

          (e)      Any required regulatory approvals or applicable waivers from, or notice to be made to, any Governmental Authority shall have been obtained and made.

          (f)      Seller shall have obtained the Stockholder Approval.

          (g)      (i) Buyer shall have entered in to new contracts with the Persons set forth on Schedule 7.09(c), (ii) the Seller Entities shall have caused the contracts listed on Schedule 7.09(d) to be terminated, and (iii) Seller shall have obtained written consents from each of the additional third parties set forth on Section 4.03 of the Disclosure Schedules and provided Buyer a copy of each such consent in a form reasonably acceptable to Buyer.

          (h)      Seller shall have provided Buyer with evidence reasonably acceptable to Buyer that the Seller Entities have caused all code related to the contract listed in Schedule 7.09(d)(1) to be removed from any and all software included in the Purchased Assets.

          (i)      Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

          (j)      Each of the Employment Arrangements shall be in full force and effect.

          (k)      Seller shall have received releases of all compensation obligations, including deferred compensation obligations, from each of the Principal Executives in a form reasonably acceptable to Buyer and shall have provided copies of such releases to Buyer.

          (l)      Seller shall have delivered all documents required to be delivered by it pursuant to Section 3.01(b).

          Section 8.02 Conditions to Obligations of Seller. The obligations of the Seller Entities and the Shareholders to effect the Closing shall be subject to reasonable satisfaction (or waiver, in whole or in part, to the extent permitted by applicable Law, by Seller in its sole discretion) on and as of the Closing Date of each of the following conditions:

          (a)      Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that (i) the accuracy of representations and warranties that, by their terms, expressly speak as of a specific date other than the date of this Agreement will be determined as of such date, and (ii) the accuracy of representations and warranties that are qualified by, or subject to an exception for, materiality, material adverse effect or similar qualification, shall be true and correct in all respects; provided, however, that the Buyer Fundamental Representations shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly speak as of a specific date other than the date of this Agreement, in which case as of such date.

          (b)      Buyer shall have duly performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)      Buyer shall have delivered to the Company a certificate of Buyer signed by an officer of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 8.02(a) and (b) have been satisfied.

          (d)      No Restraints shall be in effect, threatened in writing or pending restraining or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that neither Seller nor any Shareholder shall have initiated such Restraint or taken any action in support of such Restraint.

          (e)      Any required regulatory approvals or applicable waivers from, or notice to be made to, any Governmental Authority shall have been obtained and made.

          (f)      Buyer shall have delivered all documents required to be delivered by Buyer pursuant to Section 3.01(b).

          Section 8.03 Frustration of Closing Conditions. Neither Buyer nor Seller may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in this Article VIII, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE IX
TERMINATION

          Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)      by the mutual written consent of Seller and Buyer at any time prior to the Closing Date;

          (b)      by the written notice of Buyer or Seller to the other parties if the Closing shall not have occurred on or prior to the date that is sixty (60) days after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

          (c)      by the written notice of Seller to Buyer (provided that no Seller Entity nor any Shareholder is then in material breach of any representation, warranty, covenant or other agreement contained herein) if Buyer shall have breached or failed to perform in any material respect its representations, warranties, covenants or other agreements contained herein, which breach or failure to perform would (if it occurred or was continuing as of the Closing Date) result in a failure of the conditions set forth in Section 8.02(a) or (b) to be satisfied, provided, however, if such breach may be cured by Buyer through the use of its commercially reasonable efforts, Buyer shall have 30 days after receipt of such notice to cure such breach and Seller may not terminate this Agreement under this Section 9.01(c) during such 30-day period (no such cure period shall be available or applicable to any such breach which by its nature cannot be cured prior to the Outside Date);

          (d)      by the written notice of Buyer to Seller (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if any Seller Entity or any Shareholder shall have breached or failed to perform in any material respect its representations, warranties, covenants or other agreements contained herein, which breach or failure to perform would (if it occurred or was continuing as of the Closing Date) result in a failure of the conditions set forth in Section 8.01(a) or (b) to be satisfied, provided, however, if such breach may be cured by the Company through the use of its commercially reasonable efforts, Seller shall have 30 days after receipt of such notice to cure such breach and Buyer may not terminate this Agreement under this Section 9.01(d) during such 30-day period (no such cure period shall be available or applicable to any such breach which by its nature cannot be cured prior to the Outside Date);

          (e)      by the written notice of Buyer to Seller if any employee that entered into an Employment Arrangement, has repudiated or rescinded his or her Employment Arrangement;

          (f)      by the written notice of Buyer to Seller if, after the date hereof, there has been a Material Adverse Effect;

          (g)      by written notice of Buyer to Seller, or by Seller to Buyer, if Seller shall have received notice from shareholders holding more than 10% of the outstanding Common Shares and Series A Preferred Shares that such holders have exercised dissenters’ rights under the MBCA; or

          (h)      by the written notice of Buyer or Seller to the other parties if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Restraint restraining or enjoining Buyer or the Seller Entities from consummating the transactions contemplated by this Agreement is entered; provided, however, that the right to terminate this Agreement under this Section 9.01(h) shall not be available to a party that initiated such Restraint or took any action in support of such Restraint.

          Section 9.02 Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 7.08, Section 7.11, this Section 9.02 and Article XI shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of the intentional and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

ARTICLE X
INDEMNIFICATION

          Section 10.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.10, Section 4.24, Section 5.01, Section 5.02 and Section 5.04 (collectively, the “Seller Fundamental Representations”), Section 6.01 and Section 6.03 (collectively, the “Buyer Fundamental Representations”) and any claims related to fraud, intentional misrepresentation or willful misconduct shall survive indefinitely and the representations and warranties in Section 4.20, Section 4.21 and Section 4.23 (collectively, the “Special Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

          Section 10.02 Indemnification By Seller. Subject to the other terms and conditions of this Article X, the Seller Entities shall jointly and severally, or pursuant to Section 10.06, the Shareholders shall jointly and severally (collectively, the “Seller Indemnifying Parties”) indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

          (a)      any inaccuracy in or breach of any of the representations or warranties of the Seller Entities or the Shareholders contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, in all cases without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties;

          (b)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any Shareholder pursuant to this Agreement;

          (c)      any Excluded Asset or any Excluded Liability;

          (d)      the exercise of dissenters rights by any shareholder of Seller; or

          (e)      any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

          Section 10.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article X, Buyer shall indemnify and defend each of the Seller Entities and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

          (a)      any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, in all cases without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties;

          (b)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

          (c)      any Assumed Liability.

          Section 10.04 Certain Limitations.

          (a)      Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 10.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Representation or Special Representation) (the “Seller Exclusions”) until the aggregate amount of all Losses in respect of indemnification under Section 10.02(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Exclusions) exceeds $25,000 (the “Deductible”), in which event Seller shall be required to pay or be liable for all such Losses above the Deductible.

          (b)      Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 10.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Buyer Fundamental Representation) (the “Buyer Exclusions”) until the aggregate amount of all Losses in respect of indemnification under Section 10.03(a) (other than those based upon, arising out of, with respect to or by reason of Buyer Exclusions) exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all such Losses above such amount.

          (c)      The aggregate amount of indemnification that the Buyer Indemnitees may receive to satisfy claims under Section 10.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Exclusions) shall be $1,000,000 (the “Cap”).

          (d)      The aggregate amount of indemnification that the Seller Indemnitees may receive to satisfy claims under Section 10.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Buyer Exclusions) shall be the Cap.

          (e)      Notwithstanding the foregoing, the limitations set forth above in subsections (a)-(d) above shall not apply to Losses based upon, arising out of, with respect to or by reason of fraud, intentional misrepresentation or willful misconduct.

          Section 10.05 Indemnification Procedures. The party making a claim under this Article X is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”.

          (a)      Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (v) in the case of a Buyer Indemnitee, is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (w) seeks relief other than the payment of monetary damages or would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates (which, in the case of a Buyer Indemnitee, shall include the Business), (x) seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (y) would result in any monetary liability of the Indemnified Party that will not be fully and promptly paid or reimbursed by the Indemnifying Party.

          (b)      In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.05(c), pay, compromise, defend such Third Party Claim and shall be entitled to indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.08) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

          (c)      Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.05(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

          (d)      Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access during business hours to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Losses specified in the Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnified Party shall be entitled to recover the amount of such Losses from the Indemnifying Party in accordance with the terms and conditions of this Article X.

          Section 10.06 Payments.

          (a)      In the event that Buyer has a claim for indemnification against the Seller Indemnifying Parties pursuant to this Article X, Buyer shall be entitled to recover the amount of such claim from the Escrow Fund or by offset against a Post-Closing Adjustment Amount then owed to Seller (if any), and if the such amounts are insufficient, from the Seller Entities. Subject to the terms and conditions of the Escrow Agreement on the date that is fifteen (15)months after the Closing Date, the Escrow Agent shall distribute to Seller all of the then remaining Escrow Fund in excess of the sum any amounts with respect to (A) which Buyer is entitled to, but has not yet received, indemnification, pursuant to Article X (plus the amount of any interest or income earned on such amount), and (B) any unresolved claims for indemnification as of such date (plus the amount of any interest or income earned on such amount). If Buyer has any claim for indemnification against the Seller Indemnifying Parties pursuant to this Article X, the Escrow Fund is insufficient to satisfy the amount of such claim and Buyer is unable to recover the amount of such claim from the Seller Entities after commercially reasonable efforts (but in no event shall Buyer be required to litigate any such claim), Buyer shall be entitled to recover the amount of such claim (the “Shareholder Indemnity Liability”) directly from the Shareholders, including from the Principal Executives in accordance with the forfeiture provisions in their respective Employment Arrangements; provided, however, that except in the case of such Shareholder’s fraud, intentional misrepresentation or willful misconduct (in which case the limitations in this proviso shall not apply), no individual Shareholder shall be liable for any payment of any Shareholder Indemnity Liability that has not been recovered from the Escrow Fund to the extent that such Shareholder Indemnity Liability would exceed the aggregate amount of (i) any distributions by Seller of the Purchase Price to, or any amount retained by the Seller that could be distributed to, such Shareholder, plus (ii) in the case of Shareholder who is a Principal Executive, any amounts that could be subject to forfeiture pursuant to such Executive’s Employment Arrangements.

          (b)      By executing this Agreement, the Shareholders hereby agree to be jointly and severally liable for the amount of any Shareholder Indemnity Liability. Each Shareholder that is liable for a Shareholder Indemnity Liability shall contribute to the same in the same proportion as the number of shares of Seller capital stock held by such Shareholder on the Closing Date bears to the total number of shares of Seller capital stock held by all of the Shareholders on the Closing Date. To the extent that any Shareholder contributes in excess of such amount, such Shareholder shall have a right of contribution from each other Shareholder. Each Shareholder agrees that this contribution obligation is solely for the benefit of the Shareholders and shall not be enforceable against Buyer, or affect the right of the Buyer to collect from any Shareholder.

          Section 10.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

          Section 10.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

          Section 10.09 Exclusive Remedies. Subject to Section 7.07 and Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation or willful misconduct.

ARTICLE XI
MISCELLANEOUS

          Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants,

incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller:	Laser Design, Inc.
9401 James Ave. S. #132
Minneapolis, MN 55431
Facsimile: 952-516-5189
E-mail: mschuster@laserdesign.com
Attention: C. Martin Schuster

with a copy to:	Soffer Charbonnet Law Group, PLLC
7300 France Avenue South, Suite 210
Minneapolis, MN 55435
Facsimile: 952.835.5404
E-mail: asoffer@sofferlaw.com
Attention: Adam Soffer

If to Buyer:	CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, MN 55416
E-mail: jbertelsen@cyberoptics.com
Attention: Jeffrey A. Bertelsen

with a copy to:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Facsimile: 612.340.7800
E-mail: martin.tom@dorsey.com
Attention: Tom Martin

          Section 11.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b)

the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

          Section 11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

          Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          Section 11.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

          Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that Buyer may, without the consent of the Seller Entities, assign its rights and obligations under this Agreement to any corporation, firm or other business entity controlled by, or under common control with, Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

          Section 11.08 No Third-party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

          Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

          (a)      This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Minnesota.

          (b)      ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN HENNEPIN COUNTY, MINNESOTA AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

          Section 11.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

          Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer:
LDI ACQUISITION CORP.

By	/s/ Jeffrey Bertelsen
Name: Jeffrey Bertelsen
Title: CFO

Seller Entities:
LASER DESIGN, INC.

By	/s/ C. M. Schuster
Name: C. M. Schuster
Title: President/CEO/Chairman/Sec.

GKS SERVICES CORP.

By	/s/ C. M. Schuster
Name: C. M. Schuster
Title: President

3D LEASING CORP.

By	/s/ C. M. Schuster
Name: C. M. Schuster
Title: President

3D SCANNING TECHNOLIGIES, LTD.

By	/s/ C. M. Schuster
Name: C. M. Schuster
Title: President

Shareholders:

/s/ C. M. Schuster
C. Martin Schuster

[Signature Page – Asset Purchase Agreement]

/s/ Patricia A. Schuster
Patricia A. Schuster

/s/ Armando Alonso
Armando Alonso

/s/ Robert Thoreson
Robert Thoreson

/s/ J.L. Dethier
J.L. Dethier

By executing below, Cyberoptics Corporation, the owner of all outstanding capital stock of Buyer, hereby absolutely, unconditionally and irrevocably guarantees the full performance of all financial and indemnification obligations of Buyer under this Agreement.

CyberOptics Corporation

By	/s/ Subodh Kulkarni
Name: Subodh Kulkarni
Title: Executive Chairman

[Signature Page – Asset Purchase Agreement]